                    AMERICAN GENERAL HOSPITALITY CORPORATION

                 SECOND ARTICLES OF AMENDMENT AND RESTATEMENT


          AMERICAN GENERAL HOSPITALITY CORPORATION, a Maryland corporation, having its principal office in the State of Maryland c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: Tracy
A. Bacigalupo, Esq. (hereafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

          FIRST: The Corporation desires to and does hereby amend and restate its charter as currently in effect and as hereinafter provided. The provisions set forth in these Second Articles of Amendment and Restatement are all of the provisions of the charter of the Corporation as currently in effect.

          SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:


                                   ARTICLE I

          The undersigned, Tracy A. Bacigalupo, whose address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, being at least eighteen (18) years of age, does hereby form a corporation under the general laws of the State of Maryland.


                                   ARTICLE II

                                      NAME

          The name of the corporation (hereinafter, the "Corporation") is

                    AMERICAN GENERAL HOSPITALITY CORPORATION


                                  ARTICLE III

                                    PURPOSES

          The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland now or hereafter in force. Subject to, and not in limitation of the authority of the preceding sentence, the Corporation intends to engage in business as a real estate investment trust (a "REIT") qualifying as such under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code").
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                                  ARTICLE IV

                          PRINCIPAL OFFICE IN MARYLAND
                               AND RESIDENT AGENT

          The address of the principal office of the Corporation in the State of Maryland is 300 East Lombard Street, Baltimore, Maryland 21202, Attention: Tracy
A. Bacigalupo, Esq. The name of the resident agent of the Corporation in the State of Maryland is Tracy A. Bacigalupo, c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202.


                                   ARTICLE V

                                SHARES OF STOCK

SECTION 1.  AUTHORIZED SHARES OF STOCK

          Authorized Shares. The total number of shares of stock of all classes that the Corporation has authority to issue is 100,000,000 shares, consisting of 100,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock").

SECTION 2.  REIT-RELATED RESTRICTIONS AND LIMITATIONS ON THE EQUITY STOCK

          The Corporation shall seek to elect and maintain status as a REIT under the Code. Until such time as Article V shall have been amended in accordance with Section 2(E) of this Article V in order to terminate the REIT status of the Corporation, it shall be the duty of the Board of Directors to use commercially reasonable efforts to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to the Corporation's stockholders (the "Stockholders").

          A.  Restrictions on Transfer.
              ------------------------

          1.  Definitions. For purposes of this Article V, the following terms
              -----------
shall have the following meanings set forth below:

          "American General Hospitality Operating Partnership Agreement" shall mean the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as it may be amended or restated from time to time.

          "Beneficial Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own," and "Beneficially Owned" shall have correlative meanings.

          "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses
(vii) or (viii) thereof) and Section 170(c)(2) of the

                                      -2-
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Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 2(B)(1) of Article V hereof.

          "Board of Directors" shall mean the Board of Directors of the Corporation.

          "Constructive Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," and "Constructively Owned" shall have correlative meanings.

          "Equity Stock" shall mean Common Stock of the Corporation. The term "Equity Stock" shall include all shares of Common Stock of the Corporation that are held as Shares-in-Trust in accordance with the provisions of Section 2(B) of
Article V hereof.

          "Initial Public Offering" means the sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such shares of Common Stock filed under the Securities Act of 1933, as amended.

          "Look-Through Entity" shall mean an entity (i) that is looked through for purposes of the "closely held" test in Section 856(h) of the Code and (ii) each beneficial owner of which would satisfy the Ownership Limit if such beneficial owner owned directly its proportionate share of the shares of Equity Stock that are held by the Look-Through Entity, which, by way of example, could include (i) a pension trust that qualifies for look-through treatment under
Section 856(h)(3) of the Code, (ii) an entity that qualifies as a regulated investment company under Section 851 of the Code, or (iii) a corporation.

          "Look-Through Ownership Limit" shall mean 15% of the number of outstanding shares of any class of Equity Stock.

          "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Equity Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock selected by the Board of Directors.

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          "Non-Transfer Event" shall mean an event, other than a purported
Transfer, that would cause any Person to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit or Look-Through Ownership Limit, as applicable, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock.

          "Operating Partnership" shall mean American General Hospitality Operating Partnership, L.P., a Delaware limited partnership.

          "Ownership Limit" shall mean 9.8% of the number of outstanding shares of any class of Equity Stock.

          "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 2(B)(5) of Article V hereof.

          "Person" shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a "group" as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 2(A)(3) of Article V hereof, would own record title to shares of Equity Stock.

          "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which this Article V has been amended in accordance with Section 2(E) of this Article V in order to terminate the REIT status of the Corporation.

          "Shares-in-Trust" shall mean any shares of Equity Stock designated Shares-in-Trust pursuant to Section 2(A)(3) of Article V hereof.

          "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

          "Trust" shall mean any separate trust created pursuant to Section 2(A)(3) of Article V hereof and administered in accordance with the terms of
Section 2(B) of Article V hereof, for the exclusive benefit of any Beneficiary.

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          "Trustee" shall mean any Person or entity unaffiliated with both the
Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

          2.  Restriction on Transfers.
              ------------------------

          a. Subject to Section 2(A)(8) of Article V hereof, and except as provided in Section 2(A)(7) of Article V hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, (i) no Person shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limit; provided, however, a Look-Through Entity may Beneficially Own or Constructively Own outstanding shares of Equity Stock in an amount not to exceed the Look-Through Ownership Limit, and (ii) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable, shall be void ab initio as to
                                                               -- ------
the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

          b. Subject to Section 2(A)(8) of Article V hereof, and except as provided in Section 2(A)(7) of Article V hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares
                           -- ------
which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Equity Stock.

          c. From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer
                                                    -- ------
of that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

          d. From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the real property of the Corporation, the Operating Partnership or any direct or indirect subsidiary (including, without limitation, partnerships and limited liability companies) of the Corporation or the Operating Partnership (a "Subsidiary"), within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that
                                         -- ------
number of shares of Equity Stock which would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

                                      -5-
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          3.  Transfer to Trust.
              -----------------

          a. If, notwithstanding the other provisions contained in this Section 2(A) of Article V, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit (or, in the case of a Look-Through Entity, either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Look-Through Ownership Limit), then, (i) except as otherwise provided in Section 2(A)(7) of Article V hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable, (ii) such number of shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2(B) of Article V hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section 2(B) of
Article V, and (iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

          b. If, notwithstanding the other provisions contained in this Section 2(A) of Article V, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2(B) of Article V hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section 2(B) of Article V, and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

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          4.  Remedies For Breach.  If the Corporation, or its designees, shall
              -------------------
at any time determine in good faith that a Transfer has taken place in violation of Section 2(A)(2) of Article V hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 2(A)(2) of Article V hereof, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

          5.  Notice of Restricted Transfer.  Any Person who acquires or
              -----------------------------
attempts to acquire shares of Equity Stock in violation of Section 2(A)(2) of
Article V hereof, or any Person who owned shares of Equity Stock that were transferred to the Trust pursuant to the provisions of Section 2(A)(3) of
Article V hereof, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

          6.  Owners Required to Provide Information.  From the date of the
              --------------------------------------
Initial Public Offering and prior to the Restriction Termination Date:

          a. Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code (currently Regulation (S)1.857-8(d)), of the outstanding shares of all classes of stock of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit, as applicable.

          b. Each Person who is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit, as applicable.

          7.  Exception.  The Ownership Limit or the Look-Through Ownership
              ---------
Limit, as applicable, shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares provided that the restrictions contained in Section 2(A)(2) of Article V hereof will not be violated following the distribution by such underwriter of such shares. In addition, the Board of Directors, in its sole discretion and upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors as it may deem necessary or desirable in order to maintain the Corporation's status as a REIT, may exempt a Person from the Ownership Limit or the Look-Through Ownership Limit, if (i) such Person is not (A) an individual for purposes of Code Section 542(a)(2), as modified by Code Section 856(h) or
(B) treated as the owner of such stock for purposes of Code Section 542(a)(2), as modified by

Code Section 856(h) and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person's Beneficial or Constructive Ownership of such shares of Equity Stock will violate Section 2(A)(2)(b), 2(A)(2)(c) or 2(A)(2)(d) of Article V hereof,
(ii) such Person does not and represents that it will not Constructively Own shares of Equity Stock to the extent that such Constructive Ownership of Equity Stock would result in the Corporation being "closely held" within the meaning of
Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation Constructively Owning an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation, the Operating Partnership or a Subsidiary to Constructively Own more than a 9.9% interest in such tenant), and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact, and (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 2(A)(2) through 2(A)(6) of this Article V) will result in such shares of Equity Stock that are in excess of the Ownership Limit or Look-Through Ownership Limit, as the case may be, being designated as Shares-in-Trust in accordance with the provisions of Section 2(A)(3) of Article V hereof.

          8.  New York Stock Exchange Transactions.  Notwithstanding any
              ------------------------------------
provision contained herein to the contrary, nothing in these Articles of Amendment and Restatement shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article.

          B.  Shares-in-Trust.
              ---------------

          1.  Trust.  Any shares of Equity Stock transferred to a Trust and
              -----
designated Shares-in-Trust pursuant to Section 2(A)(3) of Article V hereof shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within five days after the establishment thereof. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Section 2(A)(3) of Article V hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Section 2(B)(5) of Article V hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

          2.  Dividend Rights.  The Trust, as record holder of Shares-in-Trust,
              ---------------
shall be entitled to receive all dividends and distributions as may be authorized by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that
(i) are attributable to any shares of Equity Stock designated Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 2(A)(3) of Article V hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, paying over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

          3.  Rights Upon Liquidation.  In the event of any voluntary or
              -----------------------
involuntary liquidation, dissolution or winding-up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class or series of shares of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding-up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive
- --------  -------
amounts pursuant to this Section 2(B)(3) of Article V in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were
                                                     ----
received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

          4.  Voting Rights.  The Trustee shall be entitled to vote all Shares-
              -------------
in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and be void ab initio with respect to such Shares-in-Trust and be recast by the Trustee, in
- -- ------
its sole and absolute discretion; provided, however, that if the Corporation has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Equity Stock under Section 2(A)(3) of Article V hereof, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

          5.  Designation of Permitted Transferee.  The Trustee shall have the
              -----------------------------------
exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so
                         --------  -------
designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Equity Stock so acquired as Shares-in-Trust under Section 2(A)(3) of Article V hereof. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 2(B)(5) of Article V, the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, (iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Prohibited Owner pursuant to
Section 2(B)(6) of Article V hereof.

          6.  Compensation to Record Holder of Shares of Equity Stock that
              ------------------------------------------------------------
Become Shares-in-Trust.  Any Prohibited Owner shall be entitled (following
- ----------------------
discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 2(B)(5) of Article V hereof or following the acceptance of the offer to purchase such shares in accordance with Section 2(B)(7) of Article V hereof) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift
                                ----
or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section 2(B)(5) or 2(B)(6) of Article V hereof. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section 2(B)(6) shall be distributed to the Beneficiary in accordance with the provisions of Section 2(B)(5) of Article V hereof. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 2(B), by such Trustee or the Corporation.

          7.  Purchase Right in Shares-in-Trust.  Shares-in-Trust shall be
              ---------------------------------
deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. Subject to Section 2(B)(6) of Article V hereof, the Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 2(A)(5) of
Article V hereof.

          C.  Remedies Not Limited.  Subject to Section 2(A)(8) of Article V
              --------------------
hereof, nothing contained in this Article V shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit, as applicable.

          D.  Legend.  Each certificate for shares of Equity Stock shall
              ------
substantially bear the following legend:

          "The shares of Common Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may (i) Beneficially Own or Constructively Own shares of Equity Stock in excess of 9.8% of the number of outstanding shares of any class of Equity Stock (or, in the case of a Look-Through Entity, in excess of 15% of the number of outstanding shares of any class of Equity Stock), (ii) beneficially own shares of Equity Stock that would result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution),
          (iii) Beneficially Own shares of Equity Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code, or
          (iv) Constructively Own shares of Equity Stock that would cause the Corporation to Constructively Own more than 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of
          Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation's charter, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests."

          Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability on request and without charge.

          E.  Amendment.  Notwithstanding any other provisions of the charter or
              ---------
the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, the charter or the Bylaws of the Corporation), the provisions of this Article V shall not be amended, altered, changed or repealed without the affirmative vote of all of the Independent Directors and the holders of not less than two-thirds of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SECTION 3.  COMMON STOCK.

     Subject to the provisions of Sections 2 and 4 of this Article V, the Common Stock shall have the following preferences, rights, powers, restrictions, limitations and qualifications, and such others as may be afforded by law:

          A.  Voting Rights.  Except as may otherwise be required by law, each
              -------------
holder of Common Stock shall have one vote in respect of each share of Common Stock held of record on all matters to be voted upon by the Stockholders.

          B. Dividend Rights. The holders of Common Stock shall be entitled to
             ---------------
receive, ratably in proportion to the number of shares of Common Stock held by them, such dividends as may be authorized from time to time by the Board of Directors out of assets legally available therefor.

          C.  Liquidation Rights.  In the event of the voluntary or involuntary
              ------------------
liquidation, dissolution or winding-up of the Corporation, all of the assets of the Corporation, if any, remaining, of whatever kind available for distribution to Stockholders after the foregoing distributions have been made shall be distributed to the holders of the Common Stock, ratably in proportion to the number of shares of Common Stock held by them.

SECTION 4.  GENERAL PROVISIONS.

          A.  Interpretation and Ambiguities. The Board shall have the power to
              ------------------------------
interpret and to construe the provisions of this Article V, and in the case of an ambiguity in the application of any of the provisions of this Article V, including any definition contained in Section 1(A), the Board shall have the power to determine the application of the provisions of this Article V with respect to any situation based on the facts known to it, and any such interpretation, construction or determination shall be final and binding on all interested parties, including the Stockholders.

          B. Severability. If any provision of this Article V or any application
             ------------
of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.


                                   ARTICLE VI

                             THE BOARD OF DIRECTORS

SECTION 1.  AUTHORIZED NUMBER AND INITIAL DIRECTORS.

          The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The authorized number of directors of the Corporation initially shall consist of not less than three, the minimum number required by the MGCL, and not more than 15 persons, which number may be increased or decreased pursuant to the Bylaws of the Corporation.

SECTION 2.  CLASSIFIED BOARD.

          The directors of the Corporation shall be and are hereby divided into three Classes, designated "Class I," "Class II" and "Class III," respectively. The number of directors in each such class shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third Annual Meeting of Stockholders following the Annual Meeting at which such director was elected, provided, however, that each initial director in Class I shall serve for a term ending on the date of the Annual Meeting held in 1997; each initial director in Class II shall serve for a term ending on the date of the Annual Meeting held in 1998; and each initial director in Class III shall serve for a term ending on the date of the Annual Meeting held in 1999.

SECTION 3.  GENERAL TERM OF OFFICE.

          Notwithstanding the provisions of Section 2 of this Article VI, each director shall serve until such director's successor is elected and qualifies or until such director's death, retirement, resignation or removal.

SECTION 4.  REMOVAL OF DIRECTORS.

          A director may be removed, with or without cause, by the affirmative vote of at least 75% of the votes entitled to be cast for the election of directors at an annual meeting or at a special meeting of the stockholders called for the purpose of removing such director.

SECTION 5.  INDEPENDENT DIRECTORS.

          A. Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed 60 days following the death, resignation, incapacity or removal from office of a director prior to expiration of the director's term of office), a majority of the Board of Directors shall be comprised of persons (each such person an "Independent Director") who are not officers or employees of the Corporation or the Operating Partnership or Affiliates (as hereinafter defined) of (i) any officers or employees of the Corporation or the Operating Partnership or of any advisor to the Corporation or the Operating Partnership under an advisory agreement, (ii) any lessee or contract manager of any property of the Corporation or the Operating Partnership or their respective subsidiaries, (iii) any subsidiary of the Corporation or the Operating Partnership, or (iv) any Person that is an Affiliate of the Corporation or the Operating Partnership.

          B. For purposes of this Section 5, "Affiliate" of a Person shall mean (i) any Person that, directly or indirectly, controls or is controlled by or is under the common control with such other Person, (ii) any Person that owns, beneficially, directly or indirectly, five percent or more of the outstanding stock of such other Person, or (iii) any officer, director, employee, partner or trustee of such other Person or of any or of any Person controlling, controlled by or under common control with such Person (excluding directors and Persons serving in similar capacities who are not otherwise an Affiliate of such Person). The term "Person" means and includes any natural person, corporation, partnership, association, trust, limited liability company or any other legal entity. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.

          C. Notwithstanding anything herein to the contrary, no term or provision of this Section 5 of Article VI may be added, amended or repealed in any respect without the affirmative vote of all the Independent Directors.

SECTION 6.  BOARD AUTHORIZATION OF STOCK ISSUANCES.

          The Board of Directors of the Corporation may authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, or securities convertible into shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the charter.

SECTION 7.  CERTAIN OTHER DETERMINATIONS BY THE BOARD OF DIRECTORS.

          The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of shares or the payment of other distributions on shares; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets, of the Corporation.

SECTION 8.  RESERVED POWERS OF THE BOARD OF DIRECTORS.

          The enumeration and definition of particular powers of the Board of Directors included in this Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.


                                  ARTICLE VII

                PROVISIONS FOR DEFINING, LIMITING AND REGULATING
                  CERTAIN POWERS OF THE CORPORATION AND OF THE
                           STOCKHOLDERS AND DIRECTORS

SECTION 1.  NO PREEMPTIVE RIGHTS.

          Except as may be specifically provided by the Board of Directors, no holder of shares of stock of the Corporation, shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the Corporation or any other security of the Corporation which it may issue or sell.

SECTION 2.  ADVISOR AGREEMENTS.

          Subject to such approval of Stockholders and other conditions, if any, as may be required by applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any Person (as defined in Article VI Section 5(B)) whereby, subject to the supervision of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of

Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

SECTION 3.  OTHER ACTIVITIES OF MANAGEMENT.

          Certain of the officers and directors of the Corporation and their affiliates are continuously engaged in acquiring, developing, constructing, operating and managing real property. By virtue of these activities, opportunities to acquire, develop and own properties will become available to the officers and directors of the Corporation and their affiliates in the future. Any of the officers and directors of the Corporation and their affiliates may continue to engage in such activities, independently or with others, and the officers and directors of the Corporation and their affiliates shall have no obligation to make any such business opportunities available to the Corporation. The Corporation shall have no interest in any such business opportunities other than business opportunities which the officers and directors of the Corporation and their affiliates, in their sole discretion, have made available to the Corporation and in which the Corporation has invested.

SECTION 4.  REIT QUALIFICATION.

          The Board of Directors shall use commercially reasonable efforts to cause the Corporation and its Stockholders to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use commercially reasonable efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT, provided, however, that if
Article V has been amended in accordance with Section 2(E) of Article V in order to terminate the REIT status of the Corporation, the Board of Directors shall revoke or otherwise terminate the Corporation's REIT election pursuant to
Section 856(g) of the Code.

SECTION 5.  STOCKHOLDER VOTING REQUIREMENTS.

          Notwithstanding any provision of law to the contrary, except as otherwise specifically provided herein, the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on any matter or act requiring approval of the Stockholders of the Corporation shall be sufficient, valid and effective, after due authorization, approval or advice by the Board of Directors, to approve and authorize such matter or act.


                                  ARTICLE VIII

                      INDEMNIFICATION, ADVANCE OF EXPENSES
             AND LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

SECTION 1.  INDEMNIFICATION AND ADVANCE OF EXPENSES.

          A.  Mandatory Indemnification and Advance of Expenses.  To the fullest
              -------------------------------------------------
extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay on behalf of or reimburse reasonable expenses in advance of final disposition of a proceeding any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. To the fullest extent permitted by Maryland law, the indemnification provided herein shall include reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advancement of expenses as set forth in the first sentence of this Section 1(A) of this Article VIII to a person who served a predecessor of the Corporation in any of the capacities described in the first sentence of this Section 1(A) of this Article VIII and to agents and employees of the Corporation and any predecessor Corporation.

          B.  Insurance.  The Corporation may, to the fullest extent permitted
              ---------
by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person, as described in Section 1(A) of this Article VIII, and on any obligation of the Corporation to indemnify or advance expenses pursuant to the charter or Bylaws of the Corporation or any resolution of the Board of Directors or contract to which the Corporation is a party.

          C.  Non-Exclusivity.  The rights provided herein shall not be deemed
              ---------------
to limit the right of the Corporation to indemnify or advance expenses to any other person to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification or advances of expenses from the Corporation may be entitled under any agreement, the Bylaws of the Corporation, a resolution of Stockholders or the Board of Directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

SECTION 2.  LIMITATION OF LIABILITY.

          To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages.

SECTION 3.  EFFECT OF AMENDMENT.

          Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the charter or the Bylaws of the Corporation inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the provisions of this Article VIII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                  ARTICLE IX

                                  AMENDMENTS

          A.  Right to Amend Articles.  Subject to the provisions hereof, the
              -----------------------
Corporation reserves the right at any time, and from time to time, to amend, alter, repeal, or rescind any provision contained herein, including but not limited to the provisions setting forth the terms or the contract and other rights of the issued and outstanding stock of the Corporation of any class or series, in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Maryland at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all contract or other rights, preferences and privileges of whatsoever nature conferred upon Stockholders, directors, officers, employees or any other persons whomsoever by and pursuant to the charter of the Corporation, in its present form or as hereafter amended, are granted subject to this reservation.

          B.  Certain Amendments Requiring Special Stockholder Vote.  Any
              -----------------------------------------------------
provision of the charter of the Corporation to the contrary notwithstanding:

          1. no term or provision of the charter of the Corporation may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Corporation not to qualify as a REIT under the Code;

          2. Article VI, Section 2 (classification of directors), Section 4 (removal of directors), Section 5 (independent directors); Article VII,
     Section 1 (no preemptive rights); Article VIII (indemnification, advance of expenses and limitation of liability of officers); and this Article IX (amendments) shall not be amended or repealed; and

          3. no provisions imposing cumulative voting in the election of directors may be added to the charter of the Corporation;

unless in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

          THIRD: The amendment to and restatement of the charter of the Corporation as hereinabove set forth have been duly advised by the Board of Directors of the Corporation by unanimous written consent and authorized and approved by the sole Stockholder of the Corporation by written consent.

          FOURTH: The current address of the principal office of the Corporation within the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: Tracy
A. Bacigalupo, Esq.

          FIFTH: The name and address of the Corporation's current resident agent is Tracy A. Bacigalupo, whose address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202.

          SIXTH: The number of directors of the Corporation is currently five and the names of the directors currently in office are as follows: Steven J. Jorns, H. Cabot Lodge III, James R. Worms, James McCurry and Kent R. Hance.

          SEVENTH:

               (a) The total number of shares of stock of all classes which the Corporation had authority to issue immediately prior to this amendment was 120,000,000, consisting of the following:

               (1) 100,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"); and

               (2) 20,000,000 shares of Preferred Stock, $0.01 par value per share.

               The aggregate par value of all authorized shares of stock having par value was $1,200,000.

               (b) The total number of shares of all classes of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 100,000,000 shares of Common Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $1,000,000.

         IN WITNESS WHEREOF, American General Hospitality Corporation has caused these Second Articles of Amendment and Restatement to be signed in its name and on its behalf by the Chairman of the Board, Chief Executive Officer and President and attested to by its Secretary on this ____ day of ________, 1996, and its Chairman of the Board, Chief Executive Officer and President acknowledges that these Second Articles of Amendment and Restatement are the corporate act and deed of the Corporation and, under the penalties for perjury, that the matters and facts set forth herein are true in all material respects to the best of his knowledge, information and belief.


ATTEST:                                 AMERICAN GENERAL HOSPITALITY
                                        CORPORATION



By:                             By:                                   (Seal)
    -------------------------       ----------------------------------------

  Kenneth E. Barr, Secretary        Steven D. Jorns, Chairman of the Board,
                                    Chief Executive Officer and President